SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                             -----------------------

                                    FORM 8-K




                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported):  April 10, 1998



                             NATIONSBANK CORPORATION
             ------------------------------------------------------

             (Exact Name of Registrant as Specified in its Charter)




      North Carolina                1-6523                     56-0906609
----------------------------      -----------             -------------------
(State or Other Jurisdiction      (Commission               (IRS Employer
      of Incorporation)           File Number)            Identification No.)



NationsBank Corporate Center, Charlotte, North Carolina               28255
-------------------------------------------------------             ----------
(Address of Principal Executive Offices)                            (Zip Code)



                                 (704) 386-5000
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

ITEM 5.     OTHER EVENTS.

     BankAmerica Corporation, a Delaware corporation ("BankAmerica"), and NationsBank Corporation, a North Carolina corporation ("NationsBank"), each registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, entered into an Agreement and Plan of Reorganization on April 10, 1998 (the "Merger Agreement").

     Pursuant to the Merger Agreement, (i) NationsBank will form a new Delaware subsidiary ("NationsBank (DE)") and will merge (the "Reincorporation Merger") with and into NationsBank (DE), with NationsBank (DE) as the surviving corporation in the Reincorporation Merger, and (ii) BankAmerica will thereafter merge (the "Merger," and together with the Reincorporation Merger, the "Reorganization") with and into NationsBank (DE), with NationsBank (DE) as the surviving corporation in the Merger. The Board of Directors of BankAmerica and the Board of Directors of NationsBank approved the Reorganization and the transactions related thereto at their meetings held on April 9, 1998 and April 10, 1998, respectively.

     In accordance with the terms of the Merger Agreement, (i) with respect to the capital stock of NationsBank, (A) each share of the common stock, without par value, of NationsBank ("NationsBank Common Stock") will be converted into one share (the "Reincorporation Merger Exchange Ratio") of the common stock, without par value, of NationsBank (DE) ("NationsBank (DE) Common Stock"), and
(B) each share of the preferred stock of NationsBank will be converted into the right to receive one share of the preferred stock of NationsBank (DE) on substantially identical terms, and (ii) with respect to the capital stock of BankAmerica, (Y) each share of the common stock, par value $1.5625, of BankAmerica ("BankAmerica Common Stock") will be converted into the right to receive 1.1316 shares (the "Exchange Ratio") of NationsBank (DE) Common Stock, and (Z) each share of the preferred stock of BankAmerica will be converted into the right to receive one share of the preferred stock of NationsBank (DE) on substantially identical terms. Following consummation of the Reorganization, NationsBank shareholders will retain their existing shares of NationsBank Common Stock, which will automatically be deemed to represent shares of NationsBank
(DE) Common Stock, in accordance with the Reincorporation Merger Exchange Ratio. The Reincorporation Merger Exchange Ratio and the Exchange Ratio were derived from the relative share prices of NationsBank Common Stock and BankAmerica Common Stock at the close of business on April 9, 1998, with no premium paid to either party.

     At the effective time of the Reorganization, all rights with respect to NationsBank Common Stock and BankAmerica Common Stock pursuant to stock options outstanding at such effective time, whether or not then exercisable, shall be converted into and shall become rights with respect to NationsBank (DE) Common Stock on otherwise substantially similar terms, adjusted to reflect the Reincorporation Merger Exchange Ratio and the Exchange Ratio, respectively.

     The Reorganization is intended to constitute a tax-free reorganization under the Internal Revenue Code of 1986, as amended, and to be accounted for as a pooling of interests.

     Consummation of the Reorganization is subject to various conditions, including: (i) approval of the Merger Agreement and the Reorganization by the stockholders of each of the parties thereto; (ii) receipt of requisite regulatory approvals from the Board of Governors of the Federal Reserve System and other federal and state regulatory authorities as necessary; (iii) receipt by each of BankAmerica and NationsBank of an opinion of counsel in reasonably satisfactory form as to the tax treatment of certain aspects of the Reorganization; (iv) the registration pursuant to the Securities Act of 1933, as amended, of the shares of Nations Bank (DE) Common Stock to be issued in the Reorganization; (v) receipt by each of BankAmerica and NationsBank of a letter from Ernst & Young LLP, BankAmerica's independent public accountants, and Price Waterhouse LLP, NationsBank's independent public accountants, respectively, to the effect that the Reorganization will qualify for pooling-of-interests accounting treatment; and (vii) satisfaction or waiver of certain other conditions.

     Following consummation of the Reorganization, Hugh L. McColl, Jr. of NationsBank will be Chairman and Chief Executive Officer of NationsBank (DE), and David A. Coulter of BankAmerica will be President of NationsBank (DE). In addition, the Board of Directors of NationsBank (DE) will comprise 11 directors from the NationsBank Board of Directors, including Mr. McColl, and nine directors form the BankAmerica Board of Directors, including Mr. Coulter. Following the Reorganization, the name of the surviving corporation will be BankAmerica Corporation.

     In connection with the Merger Agreement, BankAmerica and NationsBank have also entered into cross stock option agreements, each dated April 10, 1998. Pursuant to the BankAmerica Stock Option Agreement (the "BankAmerica Stock Option Agreement"), BankAmerica granted to NationsBank an irrevocable option to purchase, under certain circumstances, up to 135,840,487 shares of BankAmerica Common Stock at a price, subject to certain adjustments, of $86.50 per share (the "NationsBank Option"). Pursuant to the NationsBank Stock Option Agreement (the "NationsBank Stock Option Agreement"), NationsBank granted to BankAmerica an irrevocable option to purchase, under certain circumstances, up to 191,975,012 shares of NationsBank Common Stock at a price, subject to certain adjustments, of $76.4375 per share (the "BankAmerica Option" and, with the NationsBank Option, the "Options"). Each of the Options, if exercised by the grantee thereto, is intended to provide the grantee, before giving effect to the exercise of such Option, 19.9% of the total number of shares then issued and outstanding. Under certain circumstances, each of the parties may be required to repurchase the applicable Option or the shares acquired pursuant to the exercise of such Option.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 17, 1998

                                    NATIONSBANK CORPORATION



                                    By:  /s/ Charles M. Berger
                                         ----------------------------
                                    Name:    Charles M. Berger
                                    Title:   Associate General Counsel